Exhibit n.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Capital Ltd.:

We consent to the use of our report, dated February 13, 2009 incorporated by reference herein for Solar Capital LLC and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Selected Financial and Other Data” in the prospectus.

New York, New York

January 6, 2010